SHAREHOLDER SERVICES AGREEMENT

I. The parties to this Agreement which shall become effective on February 18, 1987 are American Pathway Fund, a Massachusetts business trust (herein after called "the Trust"), and American Funds Service Company, a California corporation (hereinafter called "AFS"). AFS is a wholly owned subsidiary of Capital Research and Management Company (hereinafter called "CRMC").

II. The Trust hereby employs AFS, and AFS hereby accepts such employment by the Trust, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Trust may from time to time require, all of which services are sometimes referred to herein as "shareholder services."

III. AFS has entered into Shareholder Services Agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Trust, are called "participating investment companies.")

IV. The Trust shall not be required to make any payments to AFS under this Agreement except that the Trust shall reimburse AFS for all costs associated with providing shareholder services for the Trust.

V. This Agreement may be terminated on 180 days' written notice from either party to the other. In the event of termination of this Agreement, AFS and the Trust will each extend full cooperation in effecting a conversion to whatever successor shareholder service agent the Trust may select, it being understood that all records relating to the Trust and its shareholders are property of the Trust.

VI. In the event of disagreement between the Trust and AFS, or between the Trust and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

This Agreement is effective as of the date first written above.

AMERICAN PATHWAY FUND

By /s/ Thomas E. Terry
Thomas E. Terry
President

By /s/ Vincent P. Corti
Vincent P. Corti
Secretary


AMERICAN FUNDS SERVICE COMPANY

By /s/ Eugene C. Frey
Eugene C. Frey
President

By /s/ Timothy W. Weiss
Timothy W. Weiss
Executive Vice President